                                                                      EXHIBIT 11


                             WHITTAKER CORPORATION

                   CALCULATION OF EARNINGS (LOSS) PER SHARE
          (Dollar Amounts in Thousands, Except for Per Share Amounts)

                                                                   Year Ended October 31,
                                                              ---------------------------------
                                                               1998         1997        1996
                                                              -------    ---------   ----------
BASIC EARNINGS (LOSS) PER SHARE

Net Income (Loss)..........................................   $48,538    ($163,582)   ($17,127)

Deduct:
   Dividends on Series D Participating
     Convertible Preferred Stock...........................        -            -           (1)
                                                              -------    ---------    --------

Net income (loss) avaliable to common stockholders.........   $48,538    ($163,582)   ($17,128)
                                                              =======    =========    ========

Weighted average common shares outstanding.................    11,264       11,144      10,065
                                                              =======    =========    ========

Basic net income (loss) per share..........................   $  4.31    ($  14.68)   ($  1.70)
                                                              =======    =========    ========

DILUTED EARNINGS (LOSS) PER SHARE

Net income (loss) per share from basic earnings per
   share calculation, above................................   $48,538    ($163,582)   ($17,128)

Add after-tax interest on convertible debt.................       693           -          693
                                                              -------    ---------    --------
Net income (loss) for diluted earnings (loss) per share....   $49,231    ($163,582)   ($16,435)
                                                              =======    =========    ========

Weighted average common shares for basic earnings
   (loss) per share, above.................................    11,264       11,144      10,065

Effect of dilutive securities:
   Series D Convertible Preferred Stock....................       188           -          213
   Employee stock options..................................       167           -          294
   Convertible debt........................................       751           -          619
                                                              -------    ---------    --------
Denominator for diluted earnings (loss) per share..........    12,370       11,144      11,191
                                                              =======    =========    ========

Diluted net income (loss) per share........................     $3.98    ($  14.68)   ($  1.47)
                                                              =======    =========    ========